Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS APPOINTS BETH SPRINGER

TO ITS BOARD

LEHI, Utah, September 6, 2013 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today announced the appointment of Beth Springer, an executive with extensive experience in strategy and marketing in a consumer-product oriented business, as a member of the Board of Directors.

“We are excited to welcome Beth Springer to our Board of Directors,” said Gregory L. Probert, Nature’s Sunshine Chairman and Chief Executive Officer. “Beth brings significant, broad operational and financial experience to Nature’s Sunshine and the Board that I know will benefit the Company and its shareholders.  We look forward to her guidance and strategic thinking as a member of the Board.”

Ms. Springer is currently a Board Member of Central Garden & Pet Company and on the Board of Trustees and Co-Chair of the Development Committee of Bryn Mawr College. Ms. Springer held various positions at The Clorox Company from 1990 to 2011, including Executive Vice President and General Manager from 2009 to 2011; Group Vice President, Chief Strategy and Growth Officer from 2007 to 2009; Group Vice President and General Manager from 2005 to 2007; Vice President and General Manager from 2002 to 2004; and Vice President, Marketing from 2000 to 2002. Ms. Springer received her A.B. from Bryn Mawr College, and her M.B.A. from Harvard Business School.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 340,000 active independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide).

The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Contact:

Steve M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303